                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                                AMENDMENT NO. 1*

                           MITEL NETWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON SHARES WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Sandra Cowan
              EdgeStone Stone Capital Equity Fund II - US GP, L.P.
                         c/o EdgeStone Capital Partners
                         130 King Street West, Suite 600
                            Toronto, Ontario M5X 1A6
                                     Canada
                                 (416) 860-3770
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 January 6, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  2 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON        PN

* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  3 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN

* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  4 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  5 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         SAMUEL L. DUBOC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:
         UNITED STATES AND CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  6 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         GILBERT S. PALTER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  7 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         BRYAN W. KERDMAN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      ---------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               ---------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  8 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         SANDRA COWAN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                   0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                     Page  9 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  10 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  11 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  12 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  13 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  14 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  15 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         NATIONAL BANK FINANCIAL & CO. INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  16 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         NATIONAL BANK FINANCIAL & CO. INC. (ON BEHALF OF EDGESTONE CAPITAL CANADIAN AND NON-CANADIAN 2004 AFFILIATE FUNDS, AN ENTITY TO BE CREATED)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

----------------------                                    ----------------------
CUSIP NO.  N/A                  SCHEDULE 13D/A                    Page  17 of 23
----------------------                                    ----------------------

================================================================================
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [ ]                          (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  CANADA
--------------------------------------------------------------------------------
NUMBER OF      7      SOLE VOTING POWER
SHARES                  0 shares
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       8      SHARED VOTING POWER
EACH                    30,000,000 shares*
REPORTING      -----------------------------------------------------------------
PERSON WITH    9      SOLE DISPOSITIVE POWER
                        0 shares
               -----------------------------------------------------------------
               10     SHARED DISPOSITIVE POWER
                        30,000,000 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                    N/A                                 [ ]

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 18 of 23
-----------------------                                         ----------------

The following constitutes the Schedule 13D/A filed by the undersigned.

Item 1. Security and Issuer.

      (a) This Amendment No. 1 hereby amends and supplements the Statement on
Schedule 13D filed with the SEC on April 23, 2004. The class of equity securities to which this statement relates is common stock without par value (the "Common Stock"), of Mitel Networks Corporation (the "Issuer" or "Mitel"), Common Stock issuable upon conversion of the shares of Class A Convertible Preferred Shares, Series 1 (the "Class A Stock") and Common Stock issuable upon the exercise of certain warrants (the "Warrants").

      (b) The principal executive offices of the Issuer are located at 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7.

Item 2. Identity and Background.

      No material change.

Item 3. Source and Amount of Funds or Other Consideration:

      No material change.

Item 4. Purpose of Transaction:

      No material change.

Item 5. Interest in Securities of the Issuer:

      No material change.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      No material change.

Item 7. Material to be filed as Exhibits.

      Item 7 is amended by deleting in its entirety Exhibit C and replacing it with the following:

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 19 of 23
-----------------------                                         ----------------

      C. Class A Convertible Preferred Share Subscription Agreement, dated as of April 23, 2004, by and among Mitel and the other parties thereto (filed as Exhibit 4.2 to the Issuer's Form 20-F/A filed with the SEC on December 23, 2004 and incorporated herein by reference).

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 20 of 23
-----------------------                                         ----------------

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 6, 2005


                              EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By: ______________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By: ______________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                              By: ______________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 21 of 23
-----------------------                                         ----------------

                              NATIONAL BANK FINANCIAL & CO. INC.

                              By: ______________________________________________
                              Name:  Sandra Cowan*
                              Title: Attorney-in-Fact for Lawrence Haber,
                              Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 22 of 23
-----------------------                                         ----------------

                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.


                              By:  _____________________________________________
                              Name:  Sandra Cowan
                              Title: Executive Vice President

                              __________________________________________________
                              Name:  Sandra Cowan*
                              Title: Attorney-in-Fact for Samuel L. Duboc

                              __________________________________________________
                              Name:  Sandra Cowan*
                              Title: Attorney-in-Fact for Gilbert S. Palter

                              __________________________________________________
                              Name:  Sandra Cowan*
                              Title: Attorney-in-Fact for Bryan W. Kerdman

                              __________________________________________________
                              Sandra Cowan

* A Power of Attorney authorizing Sandra Cowan to act on behalf of this person or entity was previously filed as Exhibit B to the Issuer's Schedule 13D filed with the SEC on April 23, 2004.

-----------------------                                         ----------------
CUSIP NO.  N/A                    SCHEDULE 13D/A                   Page 23 of 23
-----------------------                                         ----------------


                                  EXHIBIT INDEX

      The Exhibit Index is amended by deleting in its entirety Exhibit C and replacing it with the following:

      C. Class A Convertible Preferred Share Subscription Agreement, dated as of April 23, 2004, by and among Mitel and the other parties thereto (filed as Exhibit 4.2 to the Issuer's Form 20-F/A filed with the SEC on December 23, 2004 and incorporated herein by reference)